Exhibit F.1.4

OMNIBUS AMENDMENT NO. 3 TO LOAN DOCUMENTS

This Omnibus Amendment No. 3 to Loan Documents (this “Amendment”), dated as of September 13, 2019 (the “Amendment Date”) and effective as of June 30, 2019 (the “Effective Date”), is entered into by and among NEWTEK SMALL BUSINESS FINANCE, LLC, a New York limited liability company (“Borrower”), CAPITAL ONE, NATIONAL ASSOCIATION and UBS BANK USA (“UBS”) as the Lenders, and CAPITAL ONE, NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, “Administrative Agent”).

RECITALS

A.  Borrower, the Lenders and Administrative Agent are parties to that certain Fourth Amended and Restated Loan and Security Agreement dated as of May 11, 2017 (as amended by that certain Omnibus Amendment to Loan Documents, dated as of May 31, 2018, as further amended by that certain Omnibus Amendment No. 2 to Loan Documents dated as of June 24, 2019 and as may be further amended, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Loan Agreement unless otherwise specified.

B.  Borrower has requested that Administrative Agent and Lenders agree to make certain amendments to the Loan Agreement, on the terms and subject to the conditions set forth in this Amendment, and Administrative Agent and Lenders have agreed to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders and Borrower agree as follows:

1.  Amendments to Loan Documents. As of the Effective Date, the Loan Agreement is amended as follows:

(a) Section 1.1 of the Loan Agreement is amended to add in alphabetical order the following definition:

“Amendment No. 3” means the Omnibus Amendment to Loan Documents dated as of September 13, 2019, and effective as of June 30, 2019, by and among the Borrower, the Lenders, and the Administrative Agent.

(b)  Section 1.1 of the Loan Agreement is further amended by amending and restating the terms “Loan Documents” and “Maximum Past Due Ratio” therein in their entirety to read as follows:

““Loan Documents” means, collectively, this Agreement, the Omnibus Amendment, the Omnibus Amendment No. 2, the Omnibus Amendment No. 3, the Notes, the Guaranty Agreements, the Guarantor Security Agreements, the Pledge Agreements, the Trademark Security Agreements, the Blocked Account Agreement and any other Control Agreements, the Subordination Documents, the Trust Account Agreement, the Multi-Party Agreement, the Administrative Agent fee letter, and all other agreements, instruments and documents executed or delivered in connection therewith, all as may be as the same may be amended, modified, or restated from time to time.”

““Maximum Past Due Ratio” means, as of any date, the ratio (expressed as a percentage) of (i) the sum of the aggregate principal balance of unguaranteed portions of all SBA 7(a) Loans originated by Borrower (or its predecessors in interest) (including any unguaranteed portions of SBA 7(a) Loans that have been sold by Borrower (or its predecessors in interest) to a securitization trust or other securitization vehicle) where such SBA 7(a) Loan Obligor has failed to make a payment of principal or interest when due and such failure has continued for a period of thirty-one (31) days or more as of such measurement date for the first time during the four quarters then ended as of such measurement date, divided by (ii) the average of the aggregate principal balance of all unguaranteed portions of all performing SBA 7(a) Loans originated by Borrower (or its predecessors in interest) (including any unguaranteed portions of SBA 7(a) Loans that have been sold by Borrower (or its predecessors in interest) to a securitization trust or other securitization vehicle) other than any SBA 7(a) Loans where the SBA 7(a) Loan Obligor has failed to make a payment of principal or interest when due and such failure has continued for a period of thirty-one (31) days or more as of such measurement date, as of the last day of the quarter ending on such measurement date and the previous three quarters.”

(c)  No Other Changes. Except as explicitly amended or waived by this Amendment, all of the terms and conditions of the Loan Documents shall remain in full force and effect and shall apply to any advance thereunder.

2.  Conditions Precedent. This Amendment shall be effective as of the Effective Date when Administrative Agent shall have received copies of this Amendment, duly executed by each of the parties hereto, together with each of the following, each in substance and form acceptable to Administrative Agent:

(a)  the Acknowledgment and Agreement of Guarantors, set forth at the end of this Amendment, duly executed by each Guarantor;

(b) payment by Borrower of all outstanding fees and expenses of Administrative Agent; and

(c) such other matters as Administrative Agent or any Lender may require.

3.  Representations and Warranties. Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a)  Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

(b)  The execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary limited liability company action and do not: (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the certificate of certificate of formation or operating agreement of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or loan agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(c)  All of the representations and warranties contained in Section 5 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date.

4.  References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

5.  No Waiver. The execution of this Amendment and any documents related hereto and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Administrative Agent, whether or not known to Administrative Agent or any Lender and whether or not existing on the date of this Amendment.

6.  Release. Borrower, and each Guarantor by signing the Acknowledgement and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Administrative Agent, the Lenders and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof and any of their respective Affiliates, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower, or any Guarantor, has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown or otherwise.

7.  Costs and Expenses. Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Administrative Agent on demand for all costs and expenses incurred by Administrative Agent in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to Administrative Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrower hereby agrees that Administrative Agent may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make a loan to Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

8.  Continuing Effect of Loan Agreement. Except as expressly amended and modified hereby, the provisions of the Loan Agreement and the Liens granted thereunder, are and shall remain in full force and effect, and are hereby ratified and confirmed by Borrower. Borrower acknowledges and agrees that the security interests and liens granted by Borrower to Administrative Agent under the Loan Documents shall remain in place, unimpaired by the transactions contemplated by this Amendment, and Administrative Agent’s priority with respect thereto shall not be affected hereby or thereby.

9.  Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. This Agreement and the Acknowledgment and Agreement of Guarantors shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as set forth above.

NEWTEK SMALL BUSINESS FINANCE, LLC, as Borrower

By:	/s/ Peter Downs
Name: Peter Downs
Title: President

[Signature Page – Omnibus Amendment No. 3 to Loan Documents]

CAPITAL ONE, NATIONAL ASSOCIATION,
Administrative Agent, Lender, Sole Lead Arranger and Sole Bookrunner

By:	Anton Ornstein
Name: Anton Ornstein
Title: Vice President

[Signature Page – Omnibus Amendment No. 3 to Loan Documents]

UBS BANK USA, as Lender

By:	/s/ Peter M. Carter
Name:	Peter M. Carter
Title:	Executive Director

By:	/s/ Brad Weisberg
Name:	Brad Weisberg
Title:	Managing Director

[Signature Page – Omnibus Amendment No. 3 to Loan Documents]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a Guarantor of the Obligations of NEWTEK SMALL BUSINESS FINANCE, LLC, a New York limited liability company (“Borrower”), to Capital One, National Association as administrative agent for the benefit of the Lenders (“Administrative Agent”) and to the Lenders, pursuant to a (1) Second Amended and Restated Guaranty of Payment and Performance by Newtek Business Services Corp., a Maryland corporation dated as of May 11, 2017, and (2) Guaranty of Payment and Performance by CCC Real Estate Holding Co. LLC, a Delaware limited liability company dated as of May 11, 2017 (as each may be amended, amended and restated, supplemented, or otherwise modified from time-to-time, collectively, the “Guaranty”), hereby: (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Section 6 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Administrative Agent pursuant to the terms of its respective Guaranty, all of which remain in full force and effect; (iv) acknowledges that each representation and warranty set forth in Section 3 of the Amendment relating to such Guarantor is complete, true and correct; and (v) acknowledges that Administrative Agent may amend, restate, extend, renew or otherwise modify the Loan Agreement and any indebtedness or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the present and future indebtedness to Administrative Agent.

Dated: As of September 13, 2019

NEWTEK BUSINESS SERVICES CORP., as successor-in-interest by merger to NEWTEK BUSINESS SERVICES, INC.

By:	/s/ Barry Sloane
Name:	Barry Sloane
Title:	Chief Executive Officer

CCC REAL ESTATE HOLDING CO. LLC

By:	/s/ Barry Sloane
Name:	Barry Sloane
Title:	Chief Executive Officer